Exhibit 99.B(p)(14)

JO Hambro Capital Management Group

Compliance Manual

Chapter B.7 Personal Dealing Rules — Code of Ethics

1.                                      Introduction

These Rules apply to all Employees of the JO Hambro Capital Management Group. (The meaning of Employee in this context is set out in section 5 below)

This is an area that has always attracted attention from the regulators and is of importance to all Employees. Adherence to these Rules is a fundamental and absolute condition of service with the Group. Violations of these Rules may result in the imposition of sanctions on the Employee, including suspension or dismissal from the Group’s employment.

In overview the Rules have the following main features:

•                  They are part of a general ethical framework for doing business — (Full details in section 3)

•                  They apply to everyone and their dependents (section 5)

•                  They cover essentially all types of investments and transactions (section 6)

•                  Pre-approval is required for ALL transactions (section 8) except:

•                  Where you have delegated management with full discretion

•                  The trade is in an open ended fund, e.g. an OEIC, which is not managed or advised by the Group

•                  The trade is in certain large company shares e.g. FTSE 100 stocks (details in section 9)

•                  Copy contract notes must be given to Compliance (section 11)

•                  Quarterly confirmation of all transactions (section 12)

•                  Annual confirmation of all holdings (section 13)

The Group will provide a copy of these Rules to each Employee promptly after the date of their approval or the time such individuals become Employees. The Group will circulate copies of any changes to these Rules promptly to all Employees.

2.                                      Why do we have personal dealing rules?

Dealing in securities is fundamental to the business of the Group and no personal dealing activities will be tolerated which might in any way endanger the business reputation of the Group. Furthermore, the personal dealings of Employees must not interfere with the performance of their duties.

The overriding principle in all our dealings for clients is that we place the interests of our clients first. To assist in ensuring that we live up to this principle in relation to staff dealing arrangements, the Group has adopted these personal dealing rules (in U.S. terminology a Code of Ethics). They are designed to ensure that employee dealing is undertaken in such a way that it avoids actual or potential conflicts of interest, the Employee does not abuse their position of trust and responsibility and the Employee does not take inappropriate advantage of their position.

The personal dealing rules can thus be said primarily to provide protection to the Group’s clients but also protection for the Group itself and for individual Employees.

CONFIDENTIAL BUT MAY BE RELEASED TO CLIENTS
Document Issued: April 2006 (Updated October 2007 and August 2010)

All Employees should remember that the spirit of these rules is as important as the letter of the rules.

3.                                      General Ethical Principles

Fiduciary Principles. As a fiduciary, the Group owes an undivided duty of loyalty to its clients, and the Group expects its Employees to adhere to this duty.

Compliance with Law. The Group invests in a number of different countries and its aim is always to comply strictly with applicable laws and regulations. The Group expects each Employee to do so as well, to the extent such laws are applicable to them in particular since JOHCM Ltd is registered under the US Investment Advisers Act of 1940 all employees are required to comply with US Federal Securities Laws.. This particularly applies to the rules set by the relevant regulatory bodies.

Purpose of these Rules. These Rules are designed to ensure, among other things, that the personal securities transactions are conducted in accordance with the following principles:

•                  a duty at all times to place the interests of the Group’s clients first and foremost;

•                  the requirement that all personal securities transactions be conducted in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an Employee’s position of trust and responsibility; and

•                  the requirement that Employees should not take inappropriate advantage of their positions with the Group.

If there is any doubt about any situation it should be discussed with the Head of Compliance to agree the appropriate course of action.

Additional Prohibitions. In addition to the specific restrictions on certain personal securities transactions set out in these rules, all Employees are prohibited from:

•                  employing any device or scheme to defraud any client or prospective client;

•                  making to any client or prospective client any untrue statement of a material fact or omitting to state to such prospect or client a material fact necessary in order to make the statements made not misleading;

•                  engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

•                  engaging in any manipulative practice with respect to any client or prospective client; and

•                  revealing to any third party (except in the normal course of his or her duties on behalf of a client) any non-public information regarding securities transactions by any client or the consideration by any client or the Group of any securities transactions.

4.                                      Prohibition on Insider Dealing and Market Abuse

Employees are required to adhere strictly to all applicable laws and regulations concerning insider dealing, market abuse and disclosure of material inside information such as those under UK legislation. Violations of these laws and regulations may result in disciplinary action by the Group as well as penalties under law.

In particular no dealing is permitted in any shares which have been placed on the stop list.

5.                                      Who do the rules apply to?

These rules apply equally to all Employees. Employees for these purposes include Directors, full time employees, part-time and temporary employees and any other persons working within the Group’s premises for an extended period of time.

The rules apply not only to transactions for the Employee themselves but also to transactions by or for their immediate family or other connected persons who rely on the Employee for investment advice.

The intention is to ensure that where immediate family or other connected persons might rely on advice from the Employee, transactions are not undertaken which might contravene these rules. Employees should take all reasonable steps within their power to ensure that any member of their immediate family or others closely connected to them do not contravene the requirements of these rules.

If any Employee is unsure of whether they are allowed to deal in a particular investment they should consult the Head of Compliance.

6.                                      What investments do the Rules apply to?

Transactions covered include:

•                  buying

•                  selling

•                  subscribing for new issues (see note at the end of this section)

•                  taking up of rights issues or similar

•                  subscriptions and redemptions of open ended / mutual funds

The types of investments covered include:

•                  shares (except those noted in Exempt Transactions, section 9, below)

•                  convertibles

•                  government bonds (except those noted in Exempt Transactions, section 9, below)

•                  corporate and other bonds

•                  warrants

•                  depositary receipts

•                  commodities

•                  options, futures and other derivatives including spread betting where the transaction is stock market related

•                  FX transactions of an investment nature

•                  Shares of closed ended investment funds whether managed by the Group or not

•                  units or shares in open ended funds managed or advised by the Group (if the open ended fund is not managed by the Group the transaction is exempt)

These types of investments are included whether the investments are listed or unlisted and whether they are held direct or at the discretion of the Employee within a tax efficient or other wrapper such as a saving plan, a self select pension plan or in the UK, an ISA or PEP.

New issues / Initial Public Offerings (IPOs) - Employees are not permitted to participate in any new public issues unless it can be proved, to the satisfaction of the Head of Compliance, that the issue is genuinely open to all the public and that the potential allocations to the employee would not affect any proposed client orders.

7.                                      Prohibited Dealing

•                  No fund manager or analyst may deal in any security held in a fund which he/she manages which is outside one of the main stock exchange indices.

•                  No dealing is permitted in an investment where the employee is in possession of inside information.

•                  No dealing is permitted in investments acquired during the past two months. (any exceptions to this prohibition will require approval by the Head of Compliance)

•                  No co-investment in shares to be acquired by TPE II or any other private equity fund managed by the group.

•                  No dealing is permitted in an investment where to do so would cause a conflict of interest between the employee and a customer of the firm.

•                  In an investment in shares of a company whose business is in direct competition to the firm in the area of investment management.

8.                                      Prior permission for Personal Investing Activities

The basic rule is that Employees are required to obtain permission before all personal dealing transactions. There are limited exceptions to this requirement set out in section 9 below

This is done by completing a Personal Account Dealing Application Form obtainable from the Head of Compliance. Once completed, the form must be submitted to the Head of Compliance (or in his absence Ryan Corton, Head of Operations) for signature before dealing may take place. The Head of Compliance will retain all approved dealing request forms. Once approved, dealing must take place within the following two days otherwise permission will lapse.

9.                                      Exempt Transactions

Prior permission is not required for the following types of securities or transactions:

a)              Any dealing in shares/derivatives of companies within the FTSE100, Eurotop 300, S&P 500 or other major stock market indices up to a value of £50,000 equivalent or underlying value. No more than one transaction per week in the same share/derivative may be made without permission.

b)             Any dealing in unquoted securities provided that no investment is contemplated or has been made by any fund managed by the group e.g. TPE II. (this will require checking with the Head of Compliance)

c)              Securities that are direct obligations of the governments of any G7 country or Switzerland (e.g. UK Gilts or U.S. Treasuries).

d)             Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements and shares in money market funds.

e)              Discretionary portfolios. No permission need be sought where a portfolio is managed by another management company on a totally discretionary basis. However, the Head of Compliance must be provided with details of the discretionary fund managers.

f)                Transactions under an automatic investment plan such as a monthly savings plan or dividend reinvestment plan.

g)             Transactions and holdings in units or shares in open ended / mutual funds that are offered generally to the public, unless the fund is managed or advised by a Group company

NOTE that the quarterly transaction and annual holdings reporting still applies to items (a) & (b) but other items above need not be included.

10.                               Dealing ahead of a client’s order

Where prior permission is required, the Compliance Officer must be satisfied that no dealing for any client of the firm is contemplated during the next five working days otherwise permission will be refused. If you know that the firm has accepted a client’s order or has made a decision to deal for a discretionary client, you must not deal the same way until the order for the client has been executed or cancelled.

11.                               Contract Notes

Where permission to deal is required, the Employee must instruct their broker to forward copy contract notes directly to the Head of Compliance. Employees should inform the Head of Compliance if they subsequently cancel a deal for which permission has been granted.

12.                               Quarterly Transactions reports

Employees will be required to confirm in writing within 21 days of the end of each calendar quarter that they have complied with the personal dealing rules and to confirm all transactions made in the quarter. The Head of Compliance will circulate a listing to each Employee of all transactions already notified and the Employee must in addition provide details (trade date, type of deal e.g. buy/ sell, the title and type of security, number of shares or principal amount and name of broker used) for each transaction made which did not require pre-clearance because of the exemptions in sections 9 (b) & (c) above.

13.                               Holdings Reports

Each Employee is required to provide the following reports to the Head of Compliance:

Initial Holding Reports. Within 7 days of becoming an Employee, each Employee must submit to the Head of Compliance:

•                  a signed Initial Certificate of compliance with these Rules; and

•                  a listing of all investment accounts held with brokers or other financial institutions which fall within the scope of these Rules together with a listing of all personal holdings in those accounts or elsewhere. This must include information relating to transactions included in sections 9(a) & (b) above but may exclude all other exempt transactions specified in section 9. This information must be as at a date not more than 45 days prior to the date of becoming an Employee and include the title and type of security, number of shares, and principal amount of each reportable security. (Note that this information must contain details for all connected persons who fall within the scope of these rules as set out in section 5 above)

Annual Holdings Reports. Each Employee must on or before 30 April in each year, submit to the Head of Compliance an annual holdings report, which is current as of a date not more than 45 days prior to the date on which the report is submitted containing:

•                  a listing of all investment accounts held with brokers or other financial institutions which fall within the scope of these Personal Dealing Rules This must include information relating to transactions included in sections 9(a) & (b) above but may exclude all other exempt transactions specified in section 9: and

•                  a listing of all personal holdings in those accounts or elsewhere. This information must include the title and type of security, number of shares, and principal amount of each reportable security. (Note that this information must contain details for all connected persons who fall within the scope of these rules as set out in section 5 above)

14.                               Outsourcing

Implementation of the MiFID rules has extended the scope of personal account dealing rules to cover individuals who are involved in the provision of services to the firm under an outsourcing arrangement (a relevant person).

In order to ensure compliance with this aspect of the FSA rules JOHCM will seek confirmation, on an annual basis, from those firms who fall within the definition of outsourcing (See Chapter II.2 of this manual) that:

•                  They have adopted rules on personal account dealing

•                  They maintain a record of personal transactions entered into by any relevant person and

•                  That they will provide JOHCM with that information promptly on request.

15.                               Our role as sub advisor to US Mutual Funds

JOHCM Ltd acts as a sub advisor to a number of funds (“US mutual funds”) authorised under the US Investment Company Act of 1940 (the “1940 Act”) as such JOHCM Ltd has obligations under the 1940 Act and to the main investment advisor to the relevant US mutual fund and to the independent boards of those US mutual funds. In particular we will certify annually to the main advisor and to the relevant fund boards that we and all employees have complied with this code of Ethics and during the course of each year promptly report to them any material changes or violations.

16.                               Miscellaneous

Review Procedures. The Head of Compliance shall be charged with supervising compliance with these Rules. In this supervisory role, the Head of Compliance shall, among other things, review at least quarterly the reports submitted with respect to Employee securities transactions for that quarter in order to

•                  ensure that adequate records are being kept under the FSA Rules and

•                  determine if any Employee has failed to adhere to the pre-clearance procedures or trading restrictions under these Rules.

Interpretation. The Head of Compliance will interpret the provisions of these Personal Dealing Rules. Questions of interpretation should be directed to the Head of Compliance.

Reporting of Violations. All Employees, upon learning of any violation of these Rules, are expected to report the same promptly to the Head of Compliance in writing

Sanctions. If advised of a violation of these Personal Dealing Rules by any Employee or Employee, the Head of Compliance may impose such sanctions as are deemed appropriate. These may include a requirement to disgorge any profits made and may also include, subject to the normal disciplinary procedures, suspension or dismissal from the Group’s employment.

Records. The Group must maintain and preserve the following records which shall be available for examination by representatives of the FSA. In accordance with the relevant regulatory requirements these records will be kept in an easily accessible place for a period of not less than five years following the end of the year in which the “event” occurs, the first two years in the Group’s principal place of business.

•                  a copy of these Rules and any other rules or code which has been current at any time within the past five years;

•                  a record of any violation of these Rules and of any action taken as a result of such violation;

•                  a copy of each report made by Employees or others required by these Rules

•                  a list of all persons who are required, or within the past five years have been required, to comply with the Rules; and

•                  a record of any approval, and where necessary the reasons supporting the decision, to approve a transaction by an Employee in securities as provided under these Rules

Confidentiality. All reports of securities transactions and any other information filed pursuant to these Rules shall be treated as confidential, except to the extent required by law.